Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-231297, 333-251074) and Form S-8 (Nos. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01, 333-185354-01, 333-222048) of Southwest Gas Holdings, Inc. of our report dated February 25, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2020 Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 25, 2021